Exhibit 99.1
 NEWS RELEASE

Weatherford Appoints New Executive Vice President, Chief Financial Officer

HOUSTON, August 10, 2020 -- Weatherford International plc (OTC Pink: WFTLF) announced today H. Keith Jennings will join the company as Executive Vice President and Chief Financial Officer, effective September 1, 2020.

Mr. Jennings joins Weatherford with more than 25 years of international financial leadership with multinational enterprises, both public and private. Mr. Jennings joins us from Calumet Specialty Products Partners L.P. (Nasdaq:CLMT), where he served as an Executive Vice President and Chief Financial Officer.

Karl Blanchard, Interim Chief Executive Officer, Executive Vice President, and Chief Operating Officer, commented, “We are pleased to welcome Keith to Weatherford’s executive management team. Keith brings a proven track record of creating stakeholder value, corporate finance expertise as well as a healthy understanding of the oil and gas industry. We look forward to his leadership, experience and insight as part of the management team.”

About H. Keith Jennings

Jennings has over 25 years of financial experience, including the oilfield service and equipment industry. Jennings joins Weatherford from Calumet Specialty Products Partners L.P. where he served as Executive Vice President and Chief Financial Officer. Prior to that he served successively as Vice President, Finance and Vice President and Treasurer for Eastman Chemical Company. Prior to this, Jennings was Vice President and Treasurer of Cameron International Corporation. Earlier in his career, Jennings held progressively responsible finance leadership roles in Alghanim Industries, PepsiCo, Inc., Ingersoll-Rand and Monsanto. Jennings holds a Bachelor of Commerce Degree from the University of Toronto and an MBA from Columbia University.

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About Weatherford

Weatherford is a leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 19,000 team members and 600 locations, which include service, research and development, training, and manufacturing facilities. Visit weatherford.com for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.

Investor Contact:
Sebastian Pellizzer
Senior Director, Investor Relations
+1 713-836-6777
investor.relations@weatherford.com

Media Contact:
Christopher Wailes
Director, Global Media Engagement
+1. 832.851.8308
Christopher.Wailes@weatherford.com